As filed with the Securities and Exchange Commission on November 7, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

WestRock Company

(Exact name of registrant as specified in its charter)

Delaware	37-1880617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Abernathy Road NE

Atlanta, GA 30328

(770) 448-2193

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated

Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan

Rock-Tenn Company (SSCC) Equity Incentive Plan

WestRock Company Amended and Restated 2016 Incentive Stock Plan

Multi Packaging Solutions International Limited 2015 Incentive Award Plan

WestRock Company Employee Stock Purchase Plan

KapStone Paper and Packaging 2016 Incentive Plan

KapStone Paper and Packaging 2014 Incentive Plan

KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan

(Full title of the plan)

Robert B. McIntosh

Executive Vice President, General Counsel and Secretary

WestRock Company

1000 Abernathy Road NE

Atlanta, GA 30328

(770) 448-2193

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Richard Hall, Esq.

Andrew C. Elken, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $0.01 par value per share	39,396,169 shares	N/A	$1,611,295,330.28	$195,288.99

(1)	This Registration Statement covers the issuance of an aggregate of 39,396,169 shares of common stock, par value $0.01 per share (“Company Common Stock”), of WestRock Company, a Delaware corporation, formerly known as Whiskey Holdco, Inc. (“we,” “our,” “us,” “WestRock,” or the “Company”). Such shares of Company Common Stock consist of (i) 3,407,494 shares of Company Common Stock reserved under the KapStone Plans (as defined in the Explanatory Note below) and that underlie equity-based awards of KapStone Paper and Packaging Corporation (“KapStone”) that were converted into equity-based awards of the Company in connection with the Mergers (as defined in the Explanatory Note below) and (ii) 35,988,675 shares of Company Common Stock reserved under the WRKCo Plans (as defined in the Explanatory Note below, and together with the KapStone Plans, the “Plans”), including shares that underlie equity-based awards of WRKCo Inc., a Delaware Corporation, formerly known as WestRock Company (“WRKCo”) that were converted into equity-based awards of the Company in connection with the Mergers.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Company Common Stock that may become issuable under any of the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Company Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act based on (i) with respect to 6,956,102 shares of Company Common Stock underlying unexercised stock options and stock appreciation rights previously granted under the Plans, the weighted average exercise price of such shares, or $29.24 and (ii) with respect to all other shares of Company Common Stock covered by this Registration Statement, the average of the high and low sales prices per share of the Company Common Stock on the New York Stock Exchange (the “NYSE”) on October 31, 2018, or $43.40.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the maximum aggregate offering price. Pursuant to Rule 457(p) promulgated under the Securities Act, the total amount of the registration fee due is offset by the following registration fees previously paid by the Company (either directly or as a successor to WRKCo within the meaning of Rule 405 of the Securities Act): (i) $143,707.56, with respect to 21,182,816 unsold shares registered under the Registration Statement on Form S-8 (File No. 333-205564) filed by WRKCo on July 8, 2015 and (ii) $51,581.43 out of a total of $97,938.28, with respect to 11,318,036 unsold shares registered under the Registration Statement on Form S-4 (File No. 333-223964) initially filed by the Company on March 28, 2018.

EXPLANATORY NOTE

On November 2, 2018 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of January 28, 2018, among WRKCo, Kapstone, WestRock (formerly known as Whiskey Holdco, Inc.), Whiskey Merger Sub, Inc. and Kola Merger Sub, Inc. (the “Merger Agreement”), WestRock acquired all of the outstanding shares of Kapstone through a transaction in which: (i) Whiskey Merger Sub, Inc. merged with and into WRKCo, with WRKCo surviving such merger as a wholly owned subsidiary of WestRock (the “WestRock Merger”) and (ii) Kola Merger Sub, Inc. merged with and into KapStone, with KapStone surviving such merger as a wholly owned subsidiary of WestRock (KapStone, in its capacity as the surviving company of the KapStone Merger, the “Surviving Company”) (the “KapStone Merger” and, together with the WestRock Merger, the “Mergers”). As a result of the Mergers, among other things, WestRock became the ultimate parent of WRKCo, KapStone and their respective subsidiaries.

As a result of the Mergers, at the effective time of the Mergers (the “Effective Time”), WestRock became the parent public reporting company. On November 5, 2018, WestRock filed a Current Report on Form 8-K for the purpose of establishing WestRock as the successor issuer to WRKCo and KapStone pursuant to Rule 12g-3(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the terms of the Merger Agreement, at the Effective Time:

(i)	each outstanding option to purchase shares of common stock, par value $0.0001 per share, of KapStone (such shares, “KapStone Common Stock”, and each such option, a “KapStone Option”) granted pursuant to any of the KapStone Paper and Packaging 2016 Incentive Plan, the KapStone Paper and Packaging 2014 Incentive Plan or the KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan, each, as amended from time to time, (such plans, collectively, the “KapStone Plans”) prior to the Effective Time was converted into an option to purchase a number of shares of Company Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of KapStone Common Stock subject to such Kapstone Option by a fraction, the numerator of which was $35.00 and the denominator of which was the average of the volume weighted average price per share of shares of common stock, par value $0.01 per share of WRKCo (“WRKCo Common Stock”) on the NYSE on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date (the “KapStone Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per-share exercise price of the Kapstone Option by the KapStone Exchange Ratio;

(ii)	each outstanding KapStone restricted stock unit award (each, a “KapStone RSU”) granted pursuant to any of the KapStone Plans prior to the Effective Time was converted into a Company restricted stock unit award relating to the number of shares of Company Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of KapStone Common Stock subject to such Kapstone RSU by the KapStone Exchange Ratio; and

(iii)	each equity-based award with respect to WRKCo Common Stock granted pursuant to any of the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated, the RockTenn Amended and Restated 2004 Incentive Stock Plan, the RockTenn (SSCC) Equity Incentive Plan, the WestRock Company Amended and Restated 2016 Incentive Stock Plan, the Mutli Packaging Solutions International Limited 2015 Incentive Award Plan or the WestRock Company Employee Stock Purchase Plan, each, as amended from time to time, (such plans, collectively, the “WRKCo Plans” and such equity-based awards, collectively, the “WRK Equity Awards”) was converted into a Company equity-based award of the same type with respect to the same number of shares of Company Common Stock.

This Registration Statement is filed by the Company for the purpose of registering (i) 3,407,494 shares of Company Common Stock (determined after application of the KapStone Exchange Ratio) reserved under the KapStone Plans and that underlie the converted KapStone Options and KapStone RSUs and (ii) 35,988,675 shares of Company Common Stock reserved under the WRKCo Plans, including shares that underlie the converted WRK Equity Awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I with respect to any Plan will be sent or given to employees participating in such Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Plans, will be available without charge by contacting WestRock’s Executive Vice President, General Counsel and Secretary at 1000 Abernathy Road NE, Atlanta, Georgia 30328, Telephone: (770) 448-2193.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	The Company’s Current Reports on Form 8-K, dated November 5, 2018.

•	WRKCo’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

•	WRKCo’s Proxy Statement on Schedule 14A filed December 19, 2017.

•	WRKCo’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2017, March 31, 2018 and June 30, 2018.

•	WRKCo’s Current Reports on Form 8-K filed November 2, 2017, November 29, 2017, January 29, 2018, February 5, 2018, March 2, 2018, March 6, 2018, March 9, 2018, April 16, 2018, April 30, 2018, July 27, 2018, August 7, 2018, October 31, 2018 and November 5, 2018.

•	KapStone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	KapStone’s Proxy Statement on Schedule 14A filed April 27, 2018.

•	KapStone’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018.

•	KapStone’s Current Reports on Form 8-K filed January 29, 2018, January 30, 2018, March 28, 2018, April 16, 2018, May 4, 2018, June 1, 2018, June 15, 2018, July 5, 2018, August 7, 2018, August 27, 2018, August 30, 2018, September 6, 2018, October 30, 2018 and November 5, 2018.

•	The description of the Company’s common stock contained in the Company’s registration statement on Form S-4 (File No. 333-223964) first filed with the SEC on March 28, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company, WRKCo or KapStone pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Company Common Stock offered hereby has been passed upon for the Company by Robert B. McIntosh. As an employee of the Company and former employee of WRKCo, Mr. McIntosh is eligible to participate in the WRKCo Plans on the same basis as other similarly eligible employees, pursuant to which he owns, or has options or rights to acquire, an aggregate of less than 1% of the Company Common Stock currently outstanding.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Article VIII of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or the limitation thereof is not permitted under the DGCL.

Under Section 2.13 of the Company’s Bylaws, the Company is obligated to indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or otherwise is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that the person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained by the Company, to the fullest extent authorized by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) that are reasonably incurred by such person in connection with such proceeding.

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.If the proceeding for which indemnification is sought is initiated by the director or officer seeking indemnification, such person is entitled to indemnification only if the proceeding was authorized by the Board of Directors. The right to indemnification under the Company’s Bylaws includes the right to be paid the expenses incurred in defending any proceeding in advance of its final disposition; provided that if required by the DGCL, the payment of expenses incurred by a director or officer in that capacity (and not in any other capacity in which service was or is rendered by such person while a director or officer, including service to an employee benefit plan) will be contingent on the delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it ultimately is determined that such person is not entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of the Company, effective as of November 2, 2018 (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 5, 2018).

3.2	Amended and Restated Bylaws of the Company, effective as of November 2, 2018 (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 5, 2018).

4.1	MeadWestvaco Corporation 2005 Performance Incentive Plan effective April 22, 2005 and as amended February 26, 2007, January 1, 2009, February 28, 2011 and February 25, 2013 (incorporated by reference to Exhibit 10.1 of MeadWestvaco Corporation’s Current Report on Form 8-K filed on April 25, 2013).

4.2	Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan effective as of January 27, 2012 (incorporated by reference to Exhibit 10.1 of Rock-Tenn Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.3	WestRock Company Amended and Restated 2016 Incentive Stock Plan (incorporated by reference to Appendix B of WRKCo’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders filed with the SEC on December 19, 2017).

4.4	WestRock Company Employee Stock Purchase Plan effective February 2, 2016 (incorporated by reference to Exhibit 10.1 of WRKCo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016).

4.5	Multi Packaging Solutions International Limited 2015 Incentive Award Plan (incorporated by reference to Exhibit 10.7 of MPS Group, Inc.’s Form S-1/A filed with the SEC on October 9, 2015).

4.6(a)	Rock-Tenn Company (SSCC) Equity Incentive Plan (incorporated by reference to Exhibit 4.6 of Rock-Tenn Company’s Registration Statement on Form S-8 filed with the SEC on May 27, 2011).

4.6(b)	First Amendment to the Rock-Tenn Company (SSCC) Equity Incentive Plan (incorporated by reference to Exhibit 4.7 of Rock-Tenn Company’s Registration Statement on Form S-8 filed with the SEC on May 27, 2011).

4.6	KapStone Paper and Packaging 2016 Incentive Plan (incorporated by reference to Annex A to KapStone’s Definitive Proxy Statement for the 2016 Annual Meeting of Shareholders filed with the SEC on March 28, 2016).

4.7	KapStone Paper and Packaging 2014 Incentive Plan (incorporated by reference to Annex A to KapStone’s Definitive Proxy Statement for the 2014 Annual Meeting of Shareholders filed with the SEC on April 1, 2014).

4.8	KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan (incorporated by reference to Exhibit 10.2 to KapStone’s Annual Report on Form 10-K for the year ended December 31, 2012).

5.1	Opinion of Robert B. McIntosh.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Robert B. McIntosh (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 7, 2018.

WESTROCK COMPANY

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General
Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven C. Voorhees, Ward H. Dickson and Robert B. McIntosh, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven C. Voorhees	Chief Executive Officer, President and Director (Principal Executive Officer)	November 7, 2018
Steven C. Voorhees

/s/ Ward H. Dickson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 7, 2018
Ward H. Dickson

/s/ Kelly C. Janzen	Chief Accounting Officer (Principal Accounting Officer)	November 7, 2018
Kelly C. Janzen

/s/ John A. Luke, Jr.	Director, Non-Executive Chairman	November 7, 2018
John A. Luke, Jr.

/s/ Colleen F. Arnold	Director	November 7, 2018
Colleen F. Arnold

/s/ Timothy J. Bernlohr	Director	November 7, 2018
Timothy J. Bernlohr

/s/ J. Powell Brown	Director	November 7, 2018
J. Powell Brown

/s/ Michael E. Campbell	Director	November 7, 2018
Michael E. Campbell

/s/ Terrell K. Crews	Director	November 7, 2018
Terrell K. Crews

/s/ Russell M. Currey	Director	November 7, 2018
Russell M. Currey

/s/ Gracia C. Martore	Director	November 7, 2018
Gracia C. Martore

/s/ James E. Nevels	Director	November 7, 2018
James E. Nevels

/s/ Timothy H. Powers	Director	November 7, 2018
Timothy H. Powers

/s/ Bettina M. Whyte	Director	November 7, 2018
Bettina M. Whyte

/s/ Alan D. Wilson	Director	November 7, 2018
Alan D. Wilson